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                                ASSIGNMENT OF ACCOUNT


     THIS ASSIGNMENT is made this 23rd day of March, 1998, by and between
C. BREWER HOMES, INC., a Delaware corporation (the "Assignor") in favor of the BANK OF HAWAII ("BOH"), a Hawaii corporation.

                                     RECITALS:

     A. The Assignor and BOH are parties to that certain unrecorded Master Facility Agreement (Consolidated and Restructured) dated July 25, 1997 (the "Master Facility Agreement") under which BOH made available to the Assignor the following facilities:

          1. A revolving construction line of credit (the "Construction LOC") on a revolving basis up to the principal amount of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00).

          2. A commercial mortgage loan in the original principal amount of NINE MILLION AND NO/100 DOLLARS ($9,000,000.00) (the "Mauka Land Loan").

          3. A revolving working capital line of credit (the "Working Capital LOC") under which BOH will extend credit to the Assignor from time to time until the Maturity Date on a revolving basis up to the principal amount of SIX MILLION AND NO/100 DOLLARS ($6,000,000.00).

          4. A commercial mortgage loan in the original principal amount of THREE MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($3,200,000.00) (the "Makai Land Loan").

          5. A commercial mortgage loan in the original principal amount of FOUR MILLION SIX HUNDRED TWENTY THOUSAND AND NO/100 DOLLARS ($4,620,000.00) (the "Puueo Land Loan").

          6. A commercial mortgage loan in the original principal amount of FOUR MILLION SIX HUNDRED TWENTY-THREE THOUSAND FOUR HUNDRED EIGHT AND NO/100 DOLLARS ($4,623,408.00) (the "Other Land Loan").

     B. The Construction LOC, the Mauka Land Loan, the Working Capital LOC, the Makai Land Loan, the Puueo Land Loan, and the Other Land Loan are hereinafter collectively referred to as the "Facilities". Unless otherwise defined in this Assignment, capitalized terms have the same meaning given in the Master Facility Agreement.

     C. Under the terms of Section 3.1 of the Master Facility Agreement, a Bulk Sale of Property triggers a mandatory reduction in principal equal to one hundred percent (100%) of the


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gross sales proceeds less reasonable closing costs to be applied to the
Facilities in the order specified in the Master Facility Agreement.

     D. Under the terms of Section 3.1 of the Master Facility Agreement, a sale of all or any portion of the Other Parcels triggers a mandatory reduction in principal equal to one hundred percent (100%) of gross sales proceeds less reasonable closing costs to be applied to the Facilities in the order specified in the Master Facility Agreement.

     E.   The Assignor has entered into the following agreements:

          1. Purchase and Sales Agreement and Instructions to Escrow dated December 15, 1997 (the "Nanea Purchase Agreement") with Jesse E. Spencer, as buyer for the sale of the 80-lot Nanea subdivision (the "Nanea Parcel"), which is a portion of the Property.

          2. Purchase and Sale Agreement dated September 12, 1997, as amended by an Amendment to Purchase and Sale Agreement dated February 11, 1998 (the "Iao II Purchase Agreement") with Stanford S. Carr Development Corporation, as buyer for the property commonly known as "Iao II" (the "Iao II Parcel").

     F. The Assignor is required to undertake and complete certain infrastructure improvements to the Nanea Parcel (collectively, the "Infrastructure Improvements"), which improvements are more particularly described in the Nanea Purchase Agreement.

     G. Under the terms of the Master Facility Agreement, the sale of the Nanea parcel would be deemed a Bulk Sale of Property while the sale of the Iao II parcel would be deemed a sale of Other Parcels.

     H. Assignor has requested and BOH has agreed to, among other things, amend the terms of the Master Facility Agreement, subject to and upon the terms and conditions set forth in that certain unrecorded First Modification to Master Facility Agreement dated the date hereof (the "First Modification").

     I. Pursuant to and as more particularly specified in the First Modification, a portion of the proceeds from the sale of the Nanea Parcel and the Iao II Parcel shall be deposited into an account at BOH (the "Account"), which account shall be under the control of BOH.

     NOW, THEREFORE, Assignor agrees as follows:

     A. DEPOSIT OF FUNDS. BOH and Assignor agree that certain funds shall be deposited into the Account by direct payment to BOH from the escrow company closing the Nanea Purchase Agreement and the Iao II Purchase Agreement in accordance with the First Modification.

     B. ASSIGNMENT. In consideration of BOH's agreement to make the Assignor's requested modifications contained in the First Modification, and in order to secure the repayment

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of the Facilities and the performance by Assignor of all covenants, terms and agreements contained in all documents now or hereafter related to or securing the Facilities, Assignor hereby grants, assigns, pledges, sets over and transfers to BOH, its successors and assigns, all of Assignor's right, title and interest in and to all funds now or hereafter on deposit in the Account, together with all monies and claims for monies now and hereafter due or payable thereon or in respect thereof, and together with all interest thereon and substitutions, proceeds and renewals thereof (the "Collateral").

     C. REPRESENTATIONS. Assignor represents to BOH that Assignor will own the Collateral, that no one other than BOH shall have a security interest in or other claim to the Collateral and that Assignor does not know of anything that would make the Collateral uncollectible by BOH.

     D.   DUTIES AND PROMISES CONCERNING THE COLLATERAL.  Assignor agrees that:

          1. Assignor will help prepare, and will sign, any documents and do anything else BOH asks to carry out Assignor's promises and duties under this Assignment and to protect the security interest of BOH against the claims of anyone else.

          2.   Assignor will not, and Assignor will not let anyone else:

               a. Sell, assign or transfer the Collateral or any right to it to anyone else;

               b. Let anything happen which will make the Collateral become subject to any claim or liable to seizure in bankruptcy or otherwise, or which will impair the interest of BOH in the Collateral.

     E. RIGHTS AND REMEDIES. Upon the occurrence of a default under this Assignment or any document evidencing or securing the Facilities, BOH shall have the following rights and remedies:

          1. At its sole discretion, BOH may apply the Collateral to reduce the unpaid balance of the Facilities.

          2. BOH may substitute itself for Assignor with respect to the Collateral, in which case BOH may do anything with the Collateral that Assignor could. BOH can have the Collateral transferred to its name and exercise all rights to which BOH may be entitled as the owner of the Collateral.

          3. BOH shall have all the rights and remedies of a secured party under the Hawaii Uniform Commercial Code or any other applicable law. All rights and remedies of BOH will be cumulative.


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          4.   In order to be able to do what BOH is entitled to do hereunder,
BOH can endorse or assign the Collateral.

     F. INDEMNITY. Assignor agrees to indemnify BOH against and hold BOH harmless from any and all liability, loss or damages, including all costs, expenses, and reasonable attorneys' fees, which BOH may incur by reason of this Assignment or any actions taken by BOH pursuant to this Assignment. Should BOH incur any liability, costs or expenses mentioned in this paragraph, the Assignor shall immediately upon demand reimburse BOH for the full amount thereof, and BOH may apply the Collateral in or toward the satisfaction of, or reimbursement for said loss or damage.

     G. EFFECT. This instrument shall be binding upon and inure to the benefit of the Assignor, BOH and their respective successors and assigns.

     H. RELEASE. This Assignment will be released when there are no funds remaining in the Account pursuant to the disbursement procedures outlined in the First Modification.

     IN WITNESS WHEREOF, the Assignor has executed these presents on the day and year first above written.

                                             C. BREWER HOMES, INC.,
                                             a Delaware corporation


                                             By /s/ Seth A. Bakes
                                                -------------------------------
                                                 SETH A. BAKES
                                                 Its President and Chief
                                                   Executive Officer


                                             By /s/ Edward T. Foley
                                                -------------------------------
                                                  EDWARD T. FOLEY
                                                  Its Executive Vice President
                                                    and Chief Financial Officer



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